Bergstrom Capital Corporation
Form N-SAR
For Period Ending 12/31/98
File Number (c) 811-1641
Attachment Per Item 77
Sub-Item 77Q.2.
Information Called for
by Item 405 of Regulation S-X

Section 30(h) Beneficial Ownership Reporting Compliance

        Section 30(h) of the Investment Company Act of 1940 requires the Company's officers, directors and investment advisers, the affiliated persons of such investment advisers, and the beneficial owners of more than ten percent of the Company's Capital Stock to file initial reports of ownership and reports of changes in ownership of the Company's capital stock with the Securities and Exchange Commission and the American Stock Exchange, and to provide copies of such reports to the Company.

        Based solely on a review of the copies of such reports received by it and of written representations by reporting persons that no additional reports are due, the Company believes that all Section 30(h) filing requirements for 1998 were satisfied, except as follows.

        Dresdner RCM Global Investors US Holdings LLC, which owns 100% of Dresdner RCM Global Investors LLC, the
Company's investment adviser, failed to file on a timely basis an initial report of ownership on Form 3. This information was subsequently reported, as required, on Form 5 on February 12, 1999.